UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 10, 2007
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LANDAMERICA FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-13990 (Commission File Number)	54-1589611 (I.R.S. Employer Identification No.)

5600 Cox Road Glen Allen, Virginia (Address of principal executive offices)	23060 (Zip Code)

Registrant’s telephone number, including area code:  (804) 267-8000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 10, 2007, LandAmerica Financial Group, Inc. (the “Company”) received net proceeds of $100 million under the Company’s existing $200 million revolving credit agreement with SunTrust Bank (the “Credit Agreement”), as administrative agent for a syndicate of other banks, issuing bank and swingline lender.  All of the proceeds received were used to prepay the Notes as described in Item 8.01 below.  The Credit Agreement was filed with the Securities and Exchange Commission on August 2, 2006 as Exhibit 10.1 to the Company’s quarterly report on Form 10-Q for the period ended June 30, 2006.

Item 8.01.	Other Events.

On October 10, 2007, the Company prepaid, in full, all of its outstanding 7.45% Senior Notes, Series B, Due 2008 (the “Series B Notes”), and all of its outstanding 7.88% Senior Notes, Series C, Due 2011 (the “Series C Notes,” and collectively with the Series B Notes, the “Notes”), issued pursuant to that certain Note Purchase Agreement dated August 31, 2001 (the “Note Agreement”), by and among the Company and each of the purchasers of the Notes.  As of October 10, 2007, the aggregate principal amount of the Notes was $100 million.  The Notes were prepaid at the Company’s option in accordance with the terms of the Note Agreement at a price of $107.6 million, representing the aggregate principal amount of the Notes plus accrued and unpaid interest and a “make-whole” amount applicable to the Notes.  The Company anticipates a charge of $6.7 million in fourth quarter 2007 as a result of the make-whole payment.  The prepayment of the Notes was funded from the $100 million draw under the Credit Agreement as described in Item 2.03 above and available cash.  As a result of the prepayment of the Notes, the Notes will be surrendered to the Company and cancelled and will not be reissued.  The Company exercised its option to prepay the Notes to enhance its financial flexibility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDAMERICA FINANCIAL GROUP, INC.
(Registrant)

Date: October 11, 2007	By:	/s/ Christine R. Vlahcevic
Christine R. Vlahcevic
Senior Vice President and Corporate Controller